Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

December 10, 2003

Nationwide Financial Announces Retirement Plans of Joseph J. Gasper

Mark R. Thresher to become President and Chief Operating Officer

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today announced the retirement of Joseph J. Gasper as President and Chief Operating Officer and director of the company effective at the next annual meeting of shareholders in May 2004. The Board of Directors has elected Mark R. Thresher, currently Senior Vice President – Chief Financial Officer, to succeed Mr. Gasper as President and Chief Operating Officer following Mr. Gasper’s retirement in May.

“Joe has been an outstanding leader for Nationwide and has been instrumental in creating one of the strongest retirement savings franchises in the market today with a deep and talented management team,” said W.G. Jurgensen chief executive officer of Nationwide. “Beyond his accomplishments at Nationwide, Joe is also known and respected throughout the insurance industry and our community for his vision and integrity. We will miss his passion, innovative thinking, and counsel.”

“I am very confident in the selection of Mark Thresher to lead Nationwide Financial,” Jurgensen added. “Mark is an outstanding and well respected leader and I look forward to working with Mark and the entire management team on setting the course for a very bright future at Nationwide Financial.”

In announcing his retirement plans, Mr. Gasper said, “Looking back at my time at Nationwide, I’m very proud of the franchise that we have built and the quality of the people and culture we created. From the successes we’ve enjoyed in the marketplace to the personal relationships that reach well beyond the workplace, I have been very fortunate to experience the dedication and support of the thousands of associates that make it happen every day. I feel very confident that my successor, Mark Thresher, will enjoy that same support and dedication as Mark is a very strong leader with great strategic insight.”

“Aside from being a great leader at Nationwide, Joe has been a tremendous friend and mentor to me,” added Mark R. Thresher, “Our management team is committed to building on the legacy Joe has created at Nationwide Financial. We’re excited about the future we have before us and are ready to capitalize on the opportunities we see in the market to build value for our shareholders, customers, partners, associates and communities we serve.”

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Gasper, 60, has served as President and Chief Operating Officer of Nationwide Financial since December 1996, and as a director of the Company since November 1996. Mr. Gasper started his career at the Nationwide Group of companies in 1966 as a group underwriter and has served in various management positions at several of the Nationwide companies. Gasper served as the chairman of the board of the American Council of Life Insurance in 2002 and was inducted into the National Association of Variable Annuities Hall of Fame in 2002.

Thresher, 46, has served as Senior Vice President – Chief Financial Officer of Nationwide Financial since November of 2002. Mr. Thresher joined Nationwide Financial in 1996 as Vice President and Treasurer. Prior to joining Nationwide, Mr. Thresher spent 18 years with KPMG LLP. During the last eight of those years, he served as the lead engagement partner on a number of insurance organizations.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 11th-largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2002 annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit our Web site at www.nationwidefinancial.com.

Forward Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.5% of the combined voting power of all the outstanding common stock and 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, and/or value of business acquired, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xv) failure to successfully integrate Nationwide Provident into NFS; and (xvi) adverse litigation results or resolution of litigation and/or arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com